SECURITIES AND EXCHANGE COMMISSION
                  Washington, D. C.  20549

                            FORM 15

 Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
           of the Securities Exchange Act of 1934

             Commission File Number:    0-16285
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           Mid-Atlantic Centers Limited Partnership
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   (Exact name of registrant as specified in its charter)

   100 Light Street,  Baltimore, Maryland  21202  (410)539-0000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Units of Assignee Limited Partnership Interest
   --------------------------------------------------------
   (Title of each class of securities covered by this Form)


                             None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)   [X]    Rule 12h-3(b)(1)(ii)  [ ]
    Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(2)(i)   [ ]
    Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(ii)  [ ]
    Rule 12g-4(a)(2)(ii)  [ ]    Rule 15d-6            [ ]
    Rule 12h-3(b)(1)(i)   [ ]

        Approximate number of holders of record as of the
             certification or notice date:    0
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Pursuant to the requirements of the Securities Exchange Act of
1934, Mid-Atlantic Centers Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date: November 9, 1999   MID-ATLANTIC CENTERS LIMITED PARTNERSHIP
    	 ----------------
                         By:  Realty Capital IV Limited
                              Partnership, General Partner

                         By:  LMRC IV, Inc., General Partner


                         By:  /s/ Richard J. Himelfarb
    	                         -------------------------------
	                             Richard J. Himelfarb, President



	                        By:  FW Realty Limited Partnership,
	                             General Partner

	                        By:  FW Corporation, General Partner


                         By:  /s/ William J. Wolfe
    	                         -------------------------------
	                             William J. Wolfe, President